Exhibit 99.1

FibroGen Announces 1-for-25 Reverse Stock Split

SAN FRANCISCO, June 12, 2025 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today announced that it will implement a 1-for-25 reverse stock split of its issued and outstanding common stock ("Reverse Stock Split"), effective at 5:00 p.m. Eastern Time on June 16, 2025. FibroGen’s common stock will begin trading on a split-adjusted basis on June 17, 2025, when the markets open, under the Company’s existing trading symbol “FGEN,” with the new CUSIP number 31572Q881.

The Reverse Stock Split was previously approved by stockholders at the Company’s annual meeting of stockholders held on June 4, 2025 (“2025 Annual Meeting”), with the final ratio determined by the Company’s Board of Directors. One of the primary goals of the Reverse Stock Split is to increase the per-share market price of FibroGen’s common stock to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market (Nasdaq Listing Rule 5450(a)(1)).

At the effective time of the Reverse Stock Split, every 25 shares of the Company’s issued and outstanding common stock will automatically be reclassified and combined into one share of the Company’s common stock. This will reduce the number of issued and outstanding shares of common stock from approximately 101.1 million shares to approximately 4.0 million shares. Proportionate adjustments will be made to the number of shares available for issuance under the Company’s equity incentive plans as well as outstanding equity awards, in accordance with their respective terms and as described in the Company's definitive proxy statement for the 2025 Annual Meeting (the "Proxy Statement"). No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share will instead receive a cash payment in lieu of such fractional share.

Equiniti Trust Company, LLC is acting as the exchange agent and transfer agent for the Reverse Stock Split. Stockholders holding their shares electronically are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the Reverse Stock Split and will receive payment for any fractional shares in accordance with their respective bank's, broker's, or nominee's particular processes. Additional information about the Reverse Stock Split can be found in the Proxy Statement and on the Company’s Investor Relations website at https://investor.fibrogen.com.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on development of novel therapies at the frontiers of cancer biology and anemia. Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate a development plan for roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46 is in development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.fibrogen.com.

For Investor Inquiries:

David DeLucia, CFA

Senior Vice President and Chief Financial Officer

ir@fibrogen.com